As filed with the Securities and Exchange Commission on June 19, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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ROYCE GLOBAL VALUE TRUST, INC.
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VOTE TODAY! Your Vote Is Important No Matter How Many or How Few Shares You Own June 19, 2020 Time is Short and Our Records Indicate You Have Not Voted Your Shares Ahead of the Royce Global Value Trust, Inc. (the “Fund”) Special Meeting of Stockholders (the “Special Meeting”) scheduled to be held July 14, 2020, you are being asked to approve a new investment advisory agreement1 with the Fund’s investment manager, Royce Investment Partners (“Royce”)2, that will ensure that Royce continues operating the Fund and executing the differentiated strategy that is delivering strong returns for you year after year. It is important that all stockholders participate in the vote. Vote Today to Support the Investment Manager that has a Strong Track Record of Outperformance Vote “FOR” the new agreement with Royce, which is building on the Fund’s proven track record of outperformance by… Consistently outperforming the Fund’s benchmark3 over key timeframes, including year-to-date and over the past 1-, 3-, and 5-year periods ended 3/31/204 Outperforming the benchmark3 in each of the two previous full market cycle periods and from the 1/17/20 index peak through 3/31/204 Outperforming the comparable open-end Morningstar category average (US Fund World Small/Mid Stock)5 over the past 1-, 3-, and 5-year periods through 3/31/204 What Happens If I Don’t Vote to Approve the New Investment Advisory Agreement? A failure to vote is the same as voting against the new agreement. If stockholders do not approve the new agreement, the Fund may be forced to seek approval to liquidate. Liquidation could result in serious negative implications for long-term stockholders such as… A meaningful loss of stockholder value during a period of significant market volatility Negative tax consequences Protect the Value of Your Investment—Vote the WHITE Proxy Card Today The Royce Global Value Trust, Inc. Board of Directors unanimously recommends that stockholders vote on the WHITE proxy card “FOR” the approval of the new investment advisory agreement with Royce to ensure that the Fund’s operations can continue uninterrupted.

Your Vote is Important, No Matter How Many or How Few Shares You Own You can vote by internet, telephone or by signing and dating the WHITE proxy card and mailing it in the envelope provided. If you have any questions about how to vote your shares or need additional assistance, please contact: Innisfree M&A Incorporated Stockholders Call Toll Free: (877) 825-8906Banks and Brokers Call: (212) 750-5833 REMEMBER We urge you NOT to vote using any other colored proxy card as doing so will revoke your vote on the WHITE proxy card. 1 Due to the “change of control” that will result from the pending combination of Legg Mason Inc. (“Legg Mason”) and Franklin Resources, Inc., a global investment management organization operating as Franklin Templeton, that will cause the Fund’s current investment advisory agreement to terminate in accordance with its terms as required by applicable law. 2 Royce & Associates, LP is a Delaware limited partnership that primarily conducts its business under the name Royce Investment Partners. 3 Fund benchmark is the MSCI ACWI Small Cap Index, an unmanaged, capitalization-weighted index of global small-cap stocks. Index returns include net reinvested dividends and/or interest income. 4 Returns calculated on a net asset value (“NAV”) basis. 5 For the Morningstar World Small/Mid Stock Category: © 2020 Morningstar. All Rights Reserved. The information regarding the category in this piece: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. World small/mid Stock portfolios invest in a variety of international stocks that are smaller. World-stock portfolios have few geographical limitations. It is common for these portfolios to invest the majority of their assets in developed markets, with the remainder divided among the globe’s smaller markets. These portfolios typically have 20%-60% of assets in U.S. stocks. Forward-looking Statement This letter is not an offer to purchase nor a solicitation of an offer to sell shares of the Fund. This letter may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can sometimes be identified by the use of words such as “plan,” “expect,” “will,” “should,” “could,” “anticipate,” “intend,” “project,” “estimate,” “guidance,” “possible,” “continue” and other similar terms and phrases, although not all forward-looking statements include these words. Such forward-looking statements are based on the current plans and expectations of the Fund, and are subject to risks and uncertainties that could cause actual results, performance and events to differ materially from those described in the forward-looking statements. Additionally, past performance is no guarantee of future results. Additional information concerning such risks and uncertainties are or will be contained in the Fund’s filings with the U.S. Securities and Exchange Commission, including the Fund’s Annual Report to Stockholders on Form N-CSR, for the year ended December 31, 2019, and subsequent filings with the Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Fund undertakes no responsibility to update publicly or revise any forward-looking statement.